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                                                                    EXHIBIT 12.1

                     LEHMAN BROTHERS INC. AND SUBSIDIARIES

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              FOR THE               FOR THE
                                                FOR THE       ELEVEN             TWELVE MONTHS
                                                 YEAR         MONTHS                 ENDED
                                                 ENDED         ENDED              NOVEMBER 30
                                              DECEMBER 31   NOVEMBER 30   ---------------------------
                                                 1993          1994        1995      1996      1997
                                              -----------   -----------   -------   -------   -------
                                                               (DOLLARS IN MILLIONS)
Fixed charges:
  Interest expense:
     Subordinated indebtedness..............    $   192       $   184     $   204   $   221   $   236
     Bank loans and other borrowings*.......      4,393         5,661       9,750     9,900    11,980
     Interest component of rentals of office
       and equipment........................         62            27          25        18        16
  Other adjustments**.......................        101            53           2         7         3
                                                 ------        ------      ------   -------   -------
          Total(A)..........................    $ 4,748       $ 5,925     $ 9,981   $10,146   $12,235
                                                 ======        ======      ======   =======   =======
Earnings:
  Pre-tax income (loss) from continuing
     operations.............................    $  (146)      $     1     $    78   $   309   $   593
  Fixed charges.............................      4,748         5,925       9,981    10,146    12,235
  Other adjustments***......................        (68)          (52)         (1)       (6)       (2)
                                                 ------        ------      ------   -------   -------
          Total(B)..........................    $ 4,534       $ 5,874     $10,058   $10,449   $12,826
                                                 ======        ======      ======   =======   =======
(B / A).....................................       ****          ****        1.01      1.03      1.05

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*    Includes amortization of long-term debt discount.

** Other adjustments include capitalized interest and debt issuance costs, amortization of capitalized interest and preferred stock dividends of a wholly owned subsidiary.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest costs and undistributed net income of affiliates accounted for at equity and preferred stock dividends of a wholly owned subsidiary.

**** Earnings were inadequate to cover fixed charges and would have had to increase approximately $214 million in 1993 and $51 million in 1994 in order to cover the deficiencies.